Exhibit 99.7

The Measures for the Administration of Foreign Investment in Leasing Industry

Order of the Ministry of Commerce [2005] No. 5

The Measures for the Administration of Foreign Investment in Leasing Industry were deliberated and adopted at the 1st executive meeting of the Ministry of Commerce on January 21, 2005. They shall go into effect as of March 5, 2005.
Minister Bo Xilai

February 3, 2005

Article 1 For the purpose of promoting the sound development of Foreign Investment in Leasing industry, regulating the business operations of Foreign Investment in Leasing industry and preventing operating risks, these Measures are formulated in accordance with the Contract Law of the People's Republic of China, the Company Law of the People's Republic of China, the Law of the People's Republic of China on Foreign-capital Enterprises, the Law of the People's Republic of China on Chinese-foreign Equity Joint Ventures, the Law of the People's Republic of China on Chinese-foreign Contractual Joint Ventures and other relevant laws and regulations

Article 2 These Measures shall apply to the foreign-capital companies, enterprises and other economic organizations (hereinafter referred to as the foreign investors) that establish foreign-capital enterprises within the territory of China in the forms of Chinese-foreign equity joint venture, Chinese-foreign contractual joint venture and solely foreign-capital enterprise to conduct leasing business or financial leasing business.

Article 3 The Foreign Investment in Leasing industry may take the form of a limited liability company or a joint-stock limited company.

A foreign-capital enterprise undertaking leasing business is a foreign-capital leasing company. A foreign-capital enterprise undertaking financial leasing business is a foreign-capital financial leasing company.

Article 4 All foreign-capital leasing companies and foreign-capital financial leasing companies shall abide by the relevant laws, regulations and rules of the People's Republic of China. Their proper business activities and legitimate rights and interests shall be protected by the Chinese law.

The Ministry of Commerce (hereinafter referred to as the MOFCOM) is the administrative department in charge of the Foreign Investment in Leasing industry and also the administrative department responsible for the examination and approval thereof.

Article 5 The leasing business as mentioned in the present Measures refers to the business that the lessor offers a lessee the use and proceeds of a leased property in exchange for rent.

The financial leasing business as mentioned in the present Measures refers to the business that the lessor purchases a leased property from a seller in light of a lessee's selection of the seller or the leased property, then offers the lessee the use thereof in exchange for rent.

The foreign-capital financial leasing company may undertake its financial leasing business by adopting the various forms of direct lease, sublease, leaseback, leveraged lease, trust lease and joint lease.

Article 6 The leased property as mentioned in the present Measures includes:

(1) various movable properties such as production equipment, communication facility, medical device, scientific research equipment, inspection and testing apparatus, engineering machinery and office equipment;

(2) various transport facilities such as planes, automobiles and vessels;

(3) intangible assets accompanying the movable properties and transport tools as mentioned in Items (1) and (2) of this article such as software and technologies, but the value of such intangible assets may not exceed 1/2 of that of a leased property.

Article 7 The total foreign-invested assets of a foreign-capital leasing company or foreign-capital financial leasing company may not be less than US $ 5 million.

Article 8 A foreign-capital leasing company shall meet the following conditions:

(1) Its registered capital meets the relevant requirements of the Company Law;

(2) It meets the relevant requirements for the registered capital and total investment of a foreign-capital enterprise; and

(3) The operating period for a foreign-capital leasing company in the form of limited liability company shall not exceed 30 years in general.

Article 9 A foreign-capital financial leasing company shall meet the following conditions:

(1) It has a registered capital not less than US$ 10 million;

(2) The operating period for a foreign-capital leasing company in the form of limited liability company shall not exceed 30 years in general; and

(3) It has the corresponding professionals. Its senior managerial personnel shall have the corresponding professional qualifications and at least 3 years of experience of practice.

Article 10 The following materials shall be submitted to the examination and approval department for the establishment of a foreign-capital leasing company or foreign-capital financial leasing company:

(1) A written application;

(2) A report of feasibility study affixed with the signatures of all investors;

(3) The contract and articles of association (a foreign enterprise is only required to submit the articles of association);

(4) The credit standing certification issued by a bank, registration certification (photocopy) and identity certification (photocopy) of the legal representative of each investor;

(5) Each investor's audit report of the previous year upon audit of an accounting firm;

(6) The name list of the members of the board of directors and the appointment document issued by each investor;

(7) The qualification certifications of the senior managerial personnel; and

(8) The notice of prior approval of enterprise name issued by the administrative department for industry and commerce.

In addition to the materials stated above, the applicant that applies for establishing a joint-stock limited company shall submit the other materials as prescribed in the relevant provisions.

Article 11 The establishment of a foreign-capital leasing company or foreign-capital financial leasing company shall comply with the following procedures:

(1) For establishing a foreign-capital leasing company in the form of limited liability company, the investors shall submit a complete set of materials as prescribed in Article 10 of the present Measures to the provincial commerce administrative department of the place where the to-be-established enterprise is located. This provincial administrative department of commerce shall, within 45 working days from receipt of the complete set of application materials, make a decision of approval or disapproval. If it approves the establishment, it shall issue a Foreign-capital Enterprise Approval Certificate. If it disapproves the establishment, it shall give an explanation therefore in written form. It shall file the approval documents with the MOFCOM for archival purposes within 7 working days after it approves the establishment of a foreign-capital leasing company. The establishment of a foreign-capital leasing company in the form of joint-stock limited company shall comply with the relevant provisions.

(2) For establishing a foreign-capital financial leasing company, the investors shall submit a complete set of materials as prescribed in Article 10 of the present Measures to the provincial administrative department of commerce where the to-be-established enterprise is located. After conducting preliminary examination over the application documents, this provincial administrative department of commerce shall submit them and the preliminary examination opinions to the MOFCOM within 15 working days from receipt of the complete set of application documents. The MOFCOM shall make a decision of approval or disapproval within 45 working days from receipt of the complete set of application documents. If it approves the establishment, it shall issue a Foreign-capital Enterprise Approval Certificate. If it disapproves the establishment, it shall give an explanation therefore in written form.

(3) Where an established foreign-capital company applies for undertaking the leasing business, it shall meet the requirements as specified in the present Measures and shall, in accordance with the procedure as prescribed in Item (1) of this article, modify the relevant business scope.

Article 12 A foreign-capital leasing company or foreign-capital financial leasing company shall go through the registration formalities with the administrative department for industry and commerce within 30 workings after receiving the Foreign-capital Enterprise Approval Certificate.

Article 13 A foreign-capital leasing company may undertake the following businesses:

(1) The leasing business;

(2) The purchase of leased property from home and abroad;

(3) The disposal of scrap value of and maintenance of leased property; and

(4) Other businesses approved by the examination and approval department.

Article 14 A foreign-capital financial leasing company may undertake the following businesses:

(1) The financial leasing business;

(2) The leasing business;

(3) The purchase of leased property from home and abroad;

(4) The disposal of scrap value of and maintenance of leased property;

(5) The consultancy and guaranty business relating to lease transaction;

(6) Other businesses approved by the examination and approval department.

Article 15 If the leased property, which is to be imported by a foreign-capital financial leasing company in light of the choice of a lessee, is governed by special policies on quota, license, etc., the lessee or financial leasing company shall go through application formalities in accordance with the relevant provisions.

When importing the leased property, a foreign-capital leasing company shall comply with the currently effective provisions regarding the import of equipment by foreign-capital enterprises.

Article 16 For the purposes of preventing risks and guaranteeing the business operation security, generally, the risk assets of a financial leasing company shall not exceed 10 times of the total amount of its net assets. The risk assets shall be determined on the basis of residual assets, namely, the result after deducting the cash, bank deposits, national debts and entrusted leased assets from the total assets.

Article 17 A foreign-capital financial leasing company shall, not later than March 31 of each year, submit to the MOFCOM the business operation report of the previous year and the financial statement of the previous year upon audit by an accounting firm.

Article 18 The Lease Industry Commission of the China Foreign-capital Enterprises Association is a guild organization performing self-discipline management of the Foreign Investment in Leasing industry. The foreign-capital leasing companies and foreign-capital financial leasing companies are encouraged to join it.

Article 19 Where a foreign-capital leasing company or foreign-capital financial leasing company violates any law, regulation or rule of China, it shall be punished according to the relevant provisions.

Article 20 The establishment of a foreign-capital leasing company or foreign-capital financial leasing company in the Mainland by a company, enterprise or any other economic organization from the Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan Region shall be implemented with reference to the present Measures.

Article 21 The provincial administrative department of commerce as mentioned in the present Measures refers to the administrative department of commerce of each province, autonomous region, municipality directly under the Central Government, city directly under state planning or of the Xinjiang Production and Construction Group.

Article 22 The power to interpret the present Measures shall be vested in the MOFCOM.

Article 23 The present Measures shall go into effect as of March 5, 2005. The Interim Measures for the Administration of Examination, Approval of Foreign-capital Leasing Companies issued by former Ministry of Foreign Trade and Economic Cooperation through Order No. 3 in the year of 2001 shall be abolished simultaneously.

Promulgated by the Ministry of Commerce on 2005-2-3